UNITED STATES
                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549


                                       FORM 8-K



                                    CURRENT REPORT



        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


            Date of Report (Date of earliest event reported)  May 25, 1995



                                INGERSOLL-RAND COMPANY
                (Exact name of registrant as specified in its charter)



            New Jersey                   1-985                 13-5156640
     (State of incorporation)         (Commission          (I.R.S. Employer
                                      File Number)         Identification No.)



            Woodcliff Lake, New Jersey                  07675
     (Address of principal executive offices)         (Zip Code)



         Registrant's telephone number, including area code (201) 573-0123










     ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

          On May 25, 1995, CEC Acquisition Corp. (CEC), a wholly-owned subsidiary of Ingersoll-Rand Company (the company), acquired 16,553,617 shares of Clark Equipment Company (Clark), which together with shares already owned by the company represented approximately 98.4% of the outstanding shares, for a cash price of $86 per share pursuant to an April 12, 1995 amended tender offer. Clark's business is the design, manufacture and sale of compact construction machinery, asphalt paving equipment, axles and transmissions for off-highway equipment, and golf car and utility vehicles. On May 31, 1995, the company completed the merger of CEC with Clark. Upon consummation of the merger, Clark became a wholly-owned subsidiary of the company and the shareholders of Clark who did not tender their shares became entitled to receive $86 per share. The total purchase price for Clark was approximately $1.5 billion after taking into account amounts paid in respect of outstanding stock options and certain transaction expenses.

          Included among the assets acquired by the company (indirectly through the acquisition of the shares of Clark) are as follows:

     1.) Melroe: Melroe products, consisting of skid steer loaders, compact excavators and a limited line of agricultural equipment, are manufactured at two plants (Bismarck, ND and Gwinner, ND) for sale throughout the world. Each plant has machinery, equipment, tools, dies and fixtures used in the manufacture of Melroe products. Both plants have finished goods, raw materials, work-in-process and other inventory. Finished goods inventory and parts are also warehoused at a facility in Lot, Belgium. Melroe has trademarks, such as "Melroe" and "Bobcat", patents and other intellectual property. In addition, Melroe products are manufactured by a licensee in Australia. The license agreement was indirectly acquired by the company. It is the company's intention to continue to use these assets of Melroe in the manufacture of skid steer loaders, compact excavators and a limited line of agricultural equipment.

     2.) Blaw-Knox: Blaw-Knox is one of the leading producers of asphalt paving equipment in the world. Blaw-Knox products are manufactured at one plant (Mattoon, IL) in the United States and one plant (Rochester, England) in the United Kingdom. Products are sold primarily to the highway construction and asphalt paving industries. Each plant has machinery, equipment, tools, dies and fixtures used in the manufacture of asphalt paving equipment. Blaw-Knox has certain trademarks, patents and other intellectual property. Each plant has finished goods, raw materials, work-in-process and other inventory. It is the company's current intention to continue to use these assets in the manufacture of asphalt paving equipment.






                                          2










     3.) Clark Hurth: The products of the Clark Hurth business, which consist of axles and transmissions for off-highway equipment, are manufactured in the United States at a plant in Statesville, North Carolina, at three plants (Arco, Valsugana and Rovereto) in Italy and at a plant in Brugge, Belgium. Each plant has machinery, equipment, tools, dies and fixtures used in the manufacture of Clark Hurth products. The Clark Hurth plants all have finished goods, raw materials, work-in-process and other inventory. Clark Hurth has trademarks, patents and other intellectual property relating to its products. In addition, Clark Hurth products are manufactured by licensees in South Africa and Brazil. The license agreements were acquired indirectly by the company. It is the company's intention to continue to use these assets in the manufacture of axles and transmissions for off-highway equipment.

     4.) Club Car: Club Car products, golf cars and utility vehicles, are manufactured at a plant in Martinez, Georgia. Machinery, equipment, tools, dies and fixtures at the plant are used in the manufacture of golf cars and utility vehicles. Club Car inventory includes finished goods, raw materials, work-in-process and other inventory. Club Car has certain trademarks, patents and other intellectual property relating to its products. It is the company's current intention to continue to use these assets in the manufacture of golf cars and utility vehicles.

          In addition, all receivables and contract rights of Clark and its subsidiaries are included indirectly in the purchase.

          The funds used to consummate the acquisition came from borrowings of the company from a Credit Agreement, dated May 5, 1995. The banks participating in the Credit Agreement and the amount committed by each bank were $150 million from The Chase Manhattan Bank (N.A.), $75 million from Commerzbank Aktiengesellschaft, $50 million from Norwest Bank Minnesota, $150 million from Morgan Guaranty Trust Co. of New York, $120 million from The Bank of Nova Scotia, $75 million from Deutsche Bank AG, $75 million from The Bank of Tokyo Trust Co., $120 million from The Bank of New York, $120 million from Citibank, N.A., $120 million from Union Bank of Switzerland, $120 million from Wachovia Bank of Georgia, N.A., $75 million from The Fuji Bank, Limited, $50 million from Corestates Bank, N.A., $50 million from Mellon Bank, $50 million from NBD Bank, $50 million from Standard Chartered Bank and $50 million from United Jersey Bank, totalling $1.5 billion.











                                          3










     ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

          The following financial statements and pro forma information are hereby filed as part of this report:

     1.) Audited consolidated balance sheets of Clark at December 31, 1994 and 1993 and the audited Consolidated Statements of Income, Cash Flows and Stockholders' Equity for the years ended December 31, 1994, 1993 and 1992 are attached as pages 5 through 36.

     2.) An introduction to the pro forma financial statements is attached as page 37.

     3.) A pro forma balance sheet at December 31, 1994, which combines the balance sheet of Ingersoll-Rand Company (I-R) and the balance sheet of Clark, along with a description of all pro forma adjustments, are attached as pages 38 through 41.

     4.) A pro forma income statement which combines the results of I-R and the results of Clark for the year ended December 31, 1994, along with a description of all pro forma adjustments, are attached as pages 42 and 43.

     5.) A pro forma balance sheet at March 31, 1995, which combines the balance sheet of I-R and the balance sheet of Clark, along with a description of all pro forma adjustments, are attached as pages 44 through 46.

     6.) A pro forma income statement which combines the results of I-R and the results of Clark for the three months ended March 31, 1995, along with a description of all pro forma adjustments, are attached as pages 47 and 48.


     EXHIBITS

          See attached Exhibit Index on page 49.
















                                          4





















                                 FINANCIAL STATEMENTS


                                          of


                               CLARK EQUIPMENT COMPANY



































                                          5

CLARK EQUIPMENT COMPANY BALANCE SHEET
                                                       Amounts in thousands
December 31                                             1994           1993
ASSETS:
Current Assets:
  Cash, cash equivalents and short-term investments $  228,604     $  235,828
  Accounts and notes receivable, less allowances of
  $6.0 million and $5.5 million, respectively          109,545         79,144
  Refundable income taxes                                 -             3,543
  Inventories                                          123,728        104,841
  Deferred tax assets-net                               24,384         29,202
  Other current assets                                   8,862          9,213

       TOTAL CURRENT ASSETS                            495,123        461,771

Investments and advances-associated companies           12,555        122,106
Investments and advances-discontinued operations
  VME Group N.V                                        195,943           -
Deferred tax assets-net                                100,402         97,357
Property, plant and equipment-net                      181,139        201,924
Assets held for sale                                      -             6,765
Goodwill                                               167,272         67,461
Other assets                                            41,465         45,890
       TOTAL ASSETS                                 $1,193,899     $1,003,274

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current Liabilities:
  Notes payable                                     $   11,944     $   22,512
  Accounts payable and accrued liabilities             157,128        150,142
  Income taxes payable                                   1,547          4,139
  Accrued postretirement benefits                       21,132         19,560
  Deferred income taxes                                    715            800
  Current installments on long-term debt                12,140          9,612
       TOTAL CURRENT LIABILITIES                       204,606        206,765
Long-term borrowings                                   193,294        204,770
Other non-current liabilities                           93,994         79,686
Accrued postretirement benefits                        241,837        233,239
Deferred income taxes                                    8,008         10,661
       TOTAL LIABILITIES                               741,739        735,121

Contingencies (pages 28 to 32)
Stockholders' Equity:
  Capital stock, common                                143,960        143,958
  Capital in excess of par value                       180,107        179,582
  Retained earnings                                    254,643         92,708
  Cumulative translation and other adjustments         (47,211)       (67,083)
                                                       531,499        349,165
  Less common stock held in treasury, at cost           53,470         49,728
  Less value of LESOP shares                            25,869         31,284
       TOTAL STOCKHOLDERS' EQUITY                      452,160        268,153
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY   $1,193,899     $1,003,274

See Notes to Financial Statements


                                  6

CLARK EQUIPMENT COMPANY STATEMENT OF INCOME
                                                     Amounts in thousands,
                                                     except per share data
Years ended December 31                         1994         1993*         1992*

NET SALES                                    $946,599      $ 692,022     $658,535
OPERATING COSTS AND EXPENSES:
    Cost of goods sold                        747,492        557,138      544,294
    Selling, general and
        administrative expenses               107,668        102,699       87,905
                                              855,160        659,837      632,199

Operating income                               91,439         32,185       26,336
Other income                                   20,671         15,016       14,934
Interest expense                              (19,966)       (21,426)     (23,481)
Pre-tax income from continuing operations      92,144         25,775       17,789
Provision for income taxes                     29,329          4,196        5,773
Income from continuing operations              62,815         21,579       12,016
Discontinued operations:
     Income (loss) from operations             66,236         20,290      (46,577)
     Gain on sales                             32,884           -           8,519

Income (loss) from discontinued operations     99,120         20,290      (38,058)

Income (loss) before effect of changes in
   accounting principles                      161,935         41,869      (26,042)

Effect of accounting changes-income taxes        -             6,150       92,000

NET INCOME                                   $161,935       $ 48,019     $ 65,958

INCOME(LOSS) PER SHARE:
     From continuing operations               $ 3.61         $ 1.24        $  .69
     From discontinued operations               5.69           1.17         (2.19)
     From effect of accounting changes           -              .35          5.31
        Net income                            $ 9.30         $ 2.76        $ 3.81

See Notes to Financial Statements
*Restated to reflect the deconsolidation of the automotive business and reflect the equity in net income of VME Group N.V. as a discontinued operation.


















                                  7


CLARK EQUIPMENT COMPANY STATEMENT OF CASH FLOWS
                                                              Amounts in thousands
Years ended December 31                                   1994        1993*       1992*
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                              $161,935    $ 48,019    $ 65,958
Less (income) loss from discontinued operations          (66,236)    (20,290)     46,577
Adjustments to reconcile net income to net cash
provided by operating activities:
     Effect of accounting changes                           -         (6,150)    (92,000)
     Depreciation                                         31,444      28,532      29,836
     Amortization of intangibles                           3,514       2,083       2,482
     Net gain on sale of a business                      (32,884)       -         (8,519)
     Exchange (gain) loss                                   (608)        796         981
     Employee benefit expense funded
          with treasury stock                              1,549         800         908
     Loss of unconsolidated company                          500        -           -
     Changes in assets and liabilities, net of the
          effects of business dispositions and acquisition:
     Decrease (increase) in receivables
          and other current assets                       (19,604)     (7,828)     11,643
     Decrease (increase) in refundable
          income taxes                                     3,543      (3,543)      7,400
     Increase in inventory                               (14,889)    (11,580)     (1,921)
     Decrease in net deferred tax assets                   1,474         174       4,066
     Increase (decrease) in payables and accruals         11,756      27,467     (25,432)
     Decrease (increase) in other
          non-current assets                               6,868       2,059      (3,612)
     Increase (decrease) in other
          long-term liabilities                            3,480     (17,624)     10,584
     Other                                                   193         172          78
     Net cash provided by operating activities            92,035      43,087      49,029
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of businesses
   (net of businesses' cash)                             103,405        -         80,454
Cost of acquisition-net of cash acquired                (145,363)       -           -
Additions to properties                                  (35,571)    (25,469)    (31,438)
Sales of properties                                       10,309       1,040         556
Decrease (increase) in short-term investments             20,400     (79,700)    (47,506)
Decrease (increase) in investments and
   advances-associated companies                          (1,938)         (2)         45

     Net cash provided (used) in investing activities    (48,758)   (104,131)      2,111
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to long-term borrowings                           -         91,006        -
Payments on long-term debt                                (8,062)    (82,290)    (21,929)
Increase (decrease) in notes payable-current             (12,888)      9,708     (21,442)
Proceeds from sale of stock under option plans                11         330        -
Other                                                      2,454         129         311
     Net cash provided (used) in financing activities    (18,485)     18,883     (43,060)
Effect of exchange rate changes on cash                    1,499      (2,162)     (2,990)
Cash flows from discontinued operations                  (13,115)      8,527     (43,968)
Increase (decrease) in cash and cash equivalents          13,176     (35,796)    (38,878)
Cash and cash equivalents at beginning of year            35,228      71,024     109,902
Cash and cash equivalents at end of year                  48,404      35,228      71,024
Short-term investments (cost approximates market)        180,200     200,600     120,900
Cash, cash equivalents, and short-term investments      $228,604    $235,828    $191,924

See Notes to Financial Statements
*Restated to reflect the deconsolidation of previously owned businesses and reflect VME Group N.V. as a discontinued operation.

CLARK EQUIPMENT COMPANY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation - The financial statements of Clark Equipment Company (Clark or the Company) include the accounts of all majority-owned subsidiaries. All material intercompany balances and transactions are eliminated. The Company's investments in associated companies owned 20% or more are accounted for using the equity method. Investments in companies owned less than 20% are carried at cost.

Changes in Reporting Entity - In the second quarter of 1994, the Company completed the sale of Clark Automotive Products Corporation (CAPCO) through an initial public offering. CAPCO was a business unit of Clark that manufactured transmissions, primarily for on-highway applications, for sale in Brazil and North America. Clark sold approximately 91% of its interest in CAPCO and received net proceeds of approximately $103 million. A gain of approximately $33 million was realized on the sale. The results of CAPCO have been deconsolidated to reflect the operations of this segment on a discontinued basis in the Statement of Income for all periods presented. The notes pertaining to the Statement of Income do not include amounts related to CAPCO.

On May 13, 1994, the Company purchased Blaw-Knox Construction Equipment Corporation (Blaw-Knox). Blaw-Knox is a leading manufacturer of asphalt pavers sold in North America and other world markets. The purchase price was approximately $145 million. The balance sheet and the results of operations of Blaw-Knox are included in the consolidated accounts of Clark subsequent to the acquisition date. If Blaw-Knox had been consolidated with Clark from January 1, 1993, pro forma sales (unaudited) would have been $984.6 million in 1994 and $780.0 million in 1993. As reported by the Company on a Form 8-KA filed on July 27, 1994, the pro forma impact (unaudited) on Clark of the acquisition of Blaw-Knox as of January 1, 1993, would have increased full-year 1993 net income from continuing operations by $0.19 per share, and would have increased first quarter 1994 net income from continuing operations by $0.12 per share.

VME Group N.V. (VME) is a joint venture owned 50% by the Company and 50% by AB Volvo of Sweden that manufactures and sells construction and earth-moving equipment. On March 5, 1995, Clark agreed to sell its shares in VME to Volvo for $573 million. VME is reflected as a discontinued operation in the Statement of Income for all periods presented.

The Company sold its Clark Material Handling Company (CMHC) business unit to Terex Corporation (Terex) on July 31, 1992, and recorded a gain of $8.5 million in the third quarter of 1992. The Statement of Income for 1992 has deconsolidated CMHC, reflecting its operations as a discontinued operation. Due to the reporting of

CMHC on a discontinued basis, the notes pertaining to the Statement of Income do not include amounts related to CMHC.

Currency Translation - Financial statements of subsidiaries operating outside of the United States are translated into U.S. dollar equivalents in accordance with Statement of Financial Accounting
Standards (FAS) No. 52.

Foreign currency exchange results reflected in the Statement of Income were gains of $3.7 million in 1994 (including gains of $3.1 million from equity investments), losses of $9.2 million in 1993 (including losses of $8.4 million from equity investments), and losses of $10.8 million in 1992 (including losses of $9.8 million from equity investments).

Revenue Recognition - The Company's policy is to recognize sales at the time of shipment. The Company allows dealers to return a certain level of parts under formal parts return programs. The estimated liability for these programs approximated $1.2 million in 1994 and $0.9 million in 1993, and is accrued in the Balance Sheet.

Cash, Cash Equivalents, and Short-Term Investments - Cash equivalents and short-term investments include temporary investments of $208.1 million and $231.3 million at December 31, 1994 and 1993, respectively. Temporary investments are recorded at cost plus accrued interest, which approximates market value.

Statement of Cash Flows - For purposes of the Statement of Cash Flows, the Company considers all highly liquid investments with a maturity of three months or less from the purchase date to be cash equivalents. The Company's cash flows from continuing operations were reduced by cash paid for interest of $19.4 million, $18.8 million, and $19.2 million and income taxes of $28.1 million, $10.8 million, and $5.0 million during 1994, 1993, and 1992, respectively.

The Statement of Cash Flows for all years presented has been prepared based on the continuing operations of the Company. As such, the discontinued cash flows of CAPCO, VME, and CMHC have been reflected separately within the Statement of Cash Flows.

Fair Value of Financial Instruments - The Company estimates the fair value of all financial instruments where the face value differs from the fair value, primarily long-term debt and forward exchange contracts, based upon quoted amounts or the current rates available for similar financial instruments. If fair value accounting had been used at December 31, 1994 and 1993, instead of the historic basis of accounting used in the financial statements, long-term debt would exceed the reported level by approximately $4 million and $20 million, respectively, and the value of forward exchange contracts would approximate the amounts reflected in the financial statements.

Inventories - Inventories at December 31, 1994 and 1993, net of valuation allowances of $13.3 million and $12.1 million, respectively, are classified as follows:
                                            Amounts in millions
                                              1994         1993
Raw materials                               $ 37.1       $ 38.9
Work in process and finished goods            86.6         65.9
                                            $123.7       $104.8

Inventories are valued at the lower of cost or market by the last-in, first-out (LIFO) method for substantially all domestic inventories and by the first-in, first-out (FIFO) method for all foreign inventories.

If the FIFO method of inventory accounting had been used worldwide, inventories would have increased by $28.4 million at December 31, 1994, and $27.2 million at December 31, 1993. Inventory subject to LIFO approximates 65% of total inventory at December 31, 1994. During 1992, certain domestic inventory quantities were reduced. These reductions resulted in the liquidation of LIFO inventory quantities carried at lower costs prevailing in prior years. The effect decreased cost of goods sold related to continuing operations by approximately $1.8 million in the fourth quarter of 1992. LIFO adjustments were not material in 1994 or 1993.

Properties and Depreciation - Property, plant and equipment are carried at cost. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and betterments are capitalized. The Company generally uses the straight-line method of depreciation. Depreciation lives generally range from eight to 50 years for land improvements, eight to 50 years for buildings, and three to 25 years for machinery and equipment. Properties retired or sold are removed from the property accounts, with gains or losses on disposal included in income.



The year-end property, plant and equipment balances for the past two years are classified as follows:
                                          Amounts in millions
                                                1994     1993
Land                                          $ 10.5   $  6.9
Land improvements                                4.9      5.5
Buildings                                       76.0     75.6
Machinery and equipment                        291.0    399.3
                                               382.4    487.3
Accumulated depreciation                      (201.3)  (285.4)
                                              $181.1   $201.9

Assets Held for Sale - Assets held for sale at December 31, 1993, represented one of CMHC's former manufacturing facilities. This facility was sold in 1994 for an amount approximating the value reflected in the 1993 balance sheet.

Goodwill Amortization - The Company is generally amortizing goodwill on a straight-line method over a 40-year period. Goodwill shown in the consolidated financial statements relates to: 1) the Company's 1990 acquisition of Hurth Axle S.p.A., an Italy-based company, which is remeasured into U.S. dollars using current exchange rates (current balance: $68.9 million); and 2) the Company's 1994 acquisition of Blaw-Knox (current balance: $98.4 million). The amortization recorded for 1994, 1993, and 1992 was $3.5 million, $2.1 million, and $2.5 million, respectively. Accumulated amortization at December 31, 1994 and 1993, was $11.4 million and $7.9 million, respectively.

The Company periodically reviews the value of its goodwill to determine if an impairment has occurred. The Company measures the potential impairment of recorded goodwill by the undiscounted value of expected future operating cash flows in relation to its net capital investment in the subsidiary. Based on its review, the Company does not believe that an impairment of its goodwill has occurred.

Costs and Expenses - Provisions are made currently for estimated future costs under present product warranties. The costs of health and life insurance postretirement benefits are accrued and charged against income as earned in accordance with the provisions of FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions." Annual expenses under the provisions of this Statement represent a combination of the interest and service cost provisions of the annual accrual, along with the actual benefits provided and paid for active employees. Benefits provided and paid on behalf of retirees are charged directly against the established reserve. The accounting for health care benefits anticipates future cost-sharing changes that are consistent with the Company's expressed intent. Effective January 1, 1993, VME adopted FAS No. 106 and will recognize its estimated obligation on a transitional basis over 20 years.

Income Taxes - Prior to 1992, the Company accounted for income taxes using Accounting Principles Board Opinion No. 11. Effective January 1, 1992, the Company adopted FAS No. 109, "Accounting for Income Taxes." This adoption resulted in the recognition of a cumulative net tax benefit of $92 million related to the recognition of previously unrecognized net deferred tax assets. Effective January 1, 1993, VME also adopted FAS No. 109, and Clark's share of the cumulative tax benefit resulting from this accounting change was $6.2 million.

The tax cost on foreign earnings remitted to the United States in 1994 and 1992 was $1.0 million and $0.6 million in the respective years. There was no cost on 1993 remittances. The Company considers undistributed earnings of its foreign subsidiaries at December 31, 1994, to be permanently invested.

Guarantees and Contingencies - Guarantees and contingencies are accrued when a loss is considered probable and the amount is measurable.

Income Per Share - Income per share amounts are based on the weighted average number of shares and the dilutive common equivalent shares outstanding during the years.

Derivative Instruments - The Company uses forward exchange contracts to reduce some of the uncertainty related to the currency impacts surrounding certain cross-border sales transactions. Through use of these forward exchange contracts, the Company is able to predetermine the value it will receive for these sales in terms of the currency where the product is manufactured. This enables the Company to better estimate its gross margins relating to these sales and to take appropriate steps in advance to improve margins through overall cost-reduction or pricing actions.

The Company limits its use of forward exchange contracts so that it is reasonably assured that the transactions it intends to protect will occur. The Company has adopted a policy of reflecting these contracts at their market value to the extent that significant unrealized gains or losses exist. In accordance with this policy, a loss of approximately $0.8 million was recorded at December 31, 1994. Prior to the adoption of this policy, the Company followed a practice of recognizing significant losses currently and reflecting market value gains as derivative transactions closed.

At December 31, 1994 and 1993, the Company had forward exchange contracts of $82 million and $95 million, respectively. The 1994 contracts mature periodically over the next 12 months, and foreign-denominated sales transactions are expected to occur coincidental with the expiration of these instruments. The fair value of these contracts approximated the adjusted face value at each of the reporting periods. The Company believes that it has entered forward exchange contracts covering about half of its anticipated 1995 cross-border sales. Cross-border sales transactions not effectively covered by forward exchange contracts are subject to currency fluctuations, which could have an effect on future profit levels.

The Company also has entered into an interest rate swap contract to convert $10 million of fixed rate debt to a floating rate instrument. The differential impact of this swap contract is settled routinely with the corresponding financial institution, and the interest costs included in the Financial Statements reflect the floating rate implicit in the swap contract.

DISCONTINUED OPERATIONS

As previously mentioned on page 9, on March 5, 1995, Clark agreed to sell its shares in VME to AB Volvo of Sweden. In the preparation of these financial statements, the operations of VME have been reflected on a discontinued basis in the Statement of Income for all years presented.
                                13


VME Group N.V.

The Company's investments in VME were $195.9 million and $122.1 million in 1994 and 1993, respectively. VME is a joint venture owned 50% each by the Company and AB Volvo of Sweden. Following are condensed financial data of VME:

                                                   Amounts in millions
Year ended December 31,                            1994     1993    1992

Net sales                                        $1,566   $1,240  $1,357
Gross profit                                        424      281     188
Net income (loss)                                   132       30     (94)

As at December 31,                                 1994     1993
Current assets                                   $  660   $  531
Non-current assets                                  293      258
Current liabilities                                 409      314
Non-current liabilities
   and deferred taxes                               164      247

The $6.8 million difference between the Company's investment and its equity in VME net assets at December 31, 1994, relates primarily to additional equity contributions made in prior years, which are treated as goodwill. Goodwill amortization approximated $1.1 million in each year presented. During the second half of 1992, the Company and AB Volvo each invested $15 million in VME's capital, and each made subordinated loans of an additional $35 million. The subordinated loans bear interest of 1.3% over LIBOR and mature in January 1996.

Effective January 1, 1993, VME adopted FAS No. 109, "Accounting for Income Taxes," and recorded a benefit of $12.3 million. VME also adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," effective January 1, 1993, and will recognize its estimated obligation on a transitional basis over 20 years. A charge of $2.8 million is included in VME's 1994 and 1993 net income related to this change in accounting. Clark's share of each of these accounting changes is consistent with its 50% ownership position in VME.

Transactions with VME are conducted on the basis of normal commercial relationships, at prevailing market prices, and are considered immaterial.

CAPCO

As previously mentioned on page 9, the initial public offering of CAPCO was completed in the second quarter of 1994. In the preparation of these financial statements, the results of CAPCO have been deconsolidated to reflect the operations of this segment on a discontinued basis in the Statement of Income for all years presented.

Condensed income statement information related to CAPCO for the first four months of 1994 and the two years ended December 31, 1993 and 1992, follows:

                                                    Amounts in millions
                                                    1994   1993     1992

Net sales                                          $54.2 $184.4   $145.5
Pre-tax income from operations                       2.3   20.7     12.8
Net income from operations                           1.3   12.5      8.2
Gain on sale                                        32.9

Included in CAPCO's pre-tax income from operations is a foreign loss of $3.3 million in 1994 and income of $8.4 million and $2.0 million in 1993 and 1992, respectively. Net income in 1993 and 1992 benefited from the utilization of operating loss carryforwards in Brazil in the respective amounts of $3.7 million and $1.3 million. Included in the gain on the sale of this business is a tax provision of $3.0 million.

CMHC

In July 1992, the Company sold its material handling business, Clark Material Handling Company (CMHC). This business has been classified in the Statement of Income as a discontinued operation for all years presented. Condensed income statement information related to CMHC through July 31, 1992, follows:

                                                 Amounts in millions
                                                         1992

Net sales                                              $248.5
Pre-tax loss from operations                            (11.2)
Net loss from operations                                 (7.0)
Gain on sale                                              8.5

Included in the pre-tax loss from operations is foreign income of $2.6 million. Included in the gain on the sale of CMHC is a tax benefit of $7.6 million.

Other

Discontinued operations in 1992 include the results of an insurance subsidiary which had been held for sale. The subsidiary continues to be liquidated, and due to immateriality, these results have been reclassified to other income in 1993 and 1994. The investment in this operation has been reclassified on the Company's Balance Sheet to "other assets" for both periods presented.

INVESTMENTS AND ADVANCES
ASSOCIATED COMPANIES

Marubeni Bobcat Sales Company

In August 1994, Melroe Company, a business unit of Clark, and Marubeni Corporation, a Japanese firm, completed a joint venture agreement to export Bobcat skid-steer loaders and attachments manufactured in North Dakota and market them in Japan. The new company, which is owned equally by Melroe and Marubeni, is headquartered in Yokohama, Japan. The Company's investment at December 31, 1994, was $1.1 million and is accounted for by the equity method. Clark has recorded an equity loss of $0.5 million for its share of the 1994 losses and has classified this loss in other income.

Investment in CAPCO

In the second quarter of 1994, the Company sold approximately 91% of its interest in CAPCO to the public through an initial public offering. The Company's remaining 9% investment, which is classified as available for sale, is valued at $11.4 million at December 31, 1994, and includes an adjustment of $4.6 million to increase the cost basis of the investment to fair market value in accordance with FAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities."

ACCRUED LIABILITIES

Accounts payable and accrued liabilities include
the following:
                                            Amounts in millions
                                              1994         1993

Trade payables                              $ 87.1       $ 65.0
Accrued payrolls
  and related taxes                           30.3         34.8
Accrued warranty                              12.1         15.5
Accrued pension                                4.6         12.5
Other                                         23.0         22.3
                                            $157.1       $150.1

Other non-current liabilities include the following:

                                             Amounts in millions
                                              1994         1993

Accrued pension                              $16.5        $ 2.4
Accrued product liability                     17.1         14.8
Environmental                                 13.7         13.5
Income taxes payable                          15.2         15.4
Discontinued operations reserves               8.5          9.6
Other                                         23.0         24.0
                                             $94.0        $79.7

OTHER INCOME

Following is a summary of the major elements of other income for the years ended December 31:
                                                 Amounts in millions
                                              1994      1993       1992

Interest income                              $11.0     $11.4      $10.6
Gain on sale of assets                         7.0        -          -
Sundry items, net                              2.7       3.6        4.3
                                             $20.7     $15.0      $14.9

The 1994 gain on sale of assets relates to the sale of certain overseas bonds of $4.2 million and the sale of a parts facility in Atlanta, Georgia, for $2.8 million.

The 1993 interest income includes income of $1.7 million from a duty drawback refund received from the U.S. Customs Service, and interest of $1.8 million due from the settlement of U.S. tax audits for 1989 through 1991. Interest income received on the subordinated loan to VME amounted to $2.0 million in 1994 and $1.6 million in 1993.

SUPPLEMENTARY INCOME STATEMENT
INFORMATION
                                                   Amounts in millions
                                                 1994     1993      1992
Maintenance and repairs                         $18.0    $16.3     $16.9
Taxes, other than payroll
  and income taxes                                9.7      7.7       8.4
Rents                                             4.4      4.8       5.0
Advertising costs                                 6.3      6.0       6.7
Research and
  development costs                              15.6     17.0      14.7

INCOME TAXES

Following is a segregation of pre-tax income from continuing operations as reported by U.S. and foreign companies:
                                                    Amounts in millions
                                                 1994      1993       1992
Pre-tax income (loss)
Continuing operations:
        United States                           $78.0     $27.0      $12.7
        Foreign                                  14.1      (1.2)       5.1
                                                $92.1     $25.8      $17.8

The elements of the provision for income taxes are as follows:

                                                   Amounts in millions
                                                 1994    1993      1992
Current income taxes:
        Federal                                 $19.9    $2.1     $(1.1)
        Foreign                                   2.1     1.7       2.4
        State                                     2.5      .3        .6
Total current                                    24.5     4.1       1.9
Deferred (prepaid)
income taxes:
        United States
          recurring                               4.1     4.5       4.5
          change in tax rates                      -     (3.0)       -
        Foreign                                    .7    (1.4)      (.6)
Total deferred                                    4.8      .1       3.9
Provision for income
        taxes on continuing operations          $29.3    $4.2     $ 5.8

The U.S. corporate income tax rate increased from 34% to 35% in 1993. A tax credit of $3.0 million was recorded in 1993 as net U.S. deferred tax assets were revalued at the higher tax rate.

Deferred tax assets before valuation allowances approximate $148 million as of December 31, 1994, and $160 million as of December
31, 1993. These assets consist of:
                                                      Amounts in millions
                                                         1994      1993
Expected future tax
  benefits relating to
  postretirement benefits                                $ 97      $ 94
Self-insurance and
  warranty reserves                                        10        11
Environmental reserves                                      6         6
Pension and deferred
  compensation commitments                                 15        15
Loss and credit carryforwards                              17        27
Other items                                                 3         7
Gross deferred tax assets                                 148       160
Valuation allowances                                      (23)      (33)
Net deferred tax assets                                  $125      $127

Valuation allowances relate largely to net operating foreign tax credit and capital loss carryforwards. A valuation allowance of approximately $6 million also has been established related to certain temporary differences for which deferred tax assets have been provided but for which the ultimate realization of tax benefits is not certain.

Deferred tax liabilities as of December 31, 1994 and 1993, of $8.7 million and $11.5 million, respectively, are comprised of differences in the recorded book and tax basis of assets.

As of December 31, 1994, the Company has foreign net operating loss, U.S. capital loss, and foreign tax credit carryforwards, the tax benefits of which approximate $7 million, $8 million, and $2 million, respectively, for which no financial statement benefit has been recognized. Approximately $1.6 million of these operating loss benefits expire by 1998, while the remainder have an indefinite carryforward period. The capital loss expires in 1997. The foreign tax credit carryforward expires in 1996. Benefit relating to these carryforwards has not been reflected because of the limited carryforward periods and the limitations on their use. Future benefit may occur to the extent capital gains or foreign-sourced income are recognized prior to the expiration of the carryforwards. During 1993 and 1992, pre-tax capital gain income relating to continuing operations of approximately $3.0 million and $1.8 million, respectively, was earned, favorably impacting the Company's tax provision.

At the time of the adoption of FAS No. 109, no net benefit was given to the foreign operating loss carryforwards because of the limited carryforward periods and/or the uncertain business conditions relating to the operations giving rise to such carryforwards. With respect to these carryforwards, the Company at December 31, 1994, has continued to follow the policy that the benefit of these carryforwards will be recognized when realized. As such, future recognition of these carryforwards will be reflected if the foreign entities have sufficient earnings before the expiration periods of the respective loss carryforwards. The 1994 tax provision has been reduced by $3.3 million as a result of the utilization of such carryforwards. Future tax benefits of these carryforwards could aggregate $7 million if all such carryforwards become realizable.

The deferred tax asset valuation reserve was approximately $23 million at December 31, 1994, compared with $33 million at December 31, 1993 and $31 million at December 31, 1992. The reduction in the 1994 balance resulted principally from the utilization of net operating and capital loss carryforwards. A tax benefit of approximately $8 million was realized as a result of the utilization of capital loss carryforwards in conjunction with the sale of CAPCO in May 1994.

The increase in the 1993 valuation allowance compared with the level at December 31, 1992, was the result of additional net operating loss carryforwards at certain locations, a revised estimate of the capital loss carryforward, and a revision of foreign tax credit carryforwards resulting from an Internal Revenue Service audit. The reserve was reduced by $3.7 million as a result of the realization of net operating loss carryforwards at CAPCO's Brazilian operations.

The valuation allowance at December 31, 1992, of $31 million was $22.3 million less than that originally provided at the time of the adoption of FAS No. 109. Approximately $19.5 million of this difference relates to the temporary differences of CMHC, net of the unrealized capital loss benefit. Valuation reserves for future tax benefits of CMHC were provided at the time of the adoption of FAS No. 109 because it was expected that such benefits would accrue to the purchaser. The remaining difference reflects the domestic utilization of capital loss carryforward benefits and the utilization of operating loss carryforwards at certain foreign locations in 1992.

A reconciliation of the net effective tax rate for continuing operations to the U.S. statutory federal income tax rate for the three years ended December 31, 1994, is as follows:

                                                   Amounts in millions
                                                  1994    1993     1992

U.S. federal statutory rate                       35.0%   35.0%    34.0%
Increase (decrease) in rate
  resulting from:
Revaluation of deferred
  tax assets for change
  in U.S. tax rates                                 -    (11.6)      -
Utilization of net
  operating and capital
  loss carryforwards
  and other credits                               (3.6)   (4.5)   (10.9)
Higher foreign taxes                               2.0     2.7      7.2
Change in reserve for
  potential disallowances                         (2.3)     -        -
Foreign distributions, net
  of foreign tax credits                           1.1      -       2.6
Income not subject to tax                         (2.0)   (3.1)    (2.4)
Other, net                                         1.6    (2.2)     1.9
Net effective tax rate                            31.8%   16.3%    32.4%

Undistributed earnings and basis differentials approximate $45.3 million at December 31, 1994. Any future dividends declared and remitted are expected to be solely from the current earnings of the respective operations. Undistributed earnings and existing basis differentials will become subject to tax in the event that they are remitted or if the Company should sell such operations. It is not expected that the additional tax that would be required if earnings were to be distributed would be material.

LONG-TERM AND SHORT-TERM DEBT

Following is a summary of long-term debt of the Company and its consolidated subsidiaries due after one year, as of December 31:
                                                      Amounts in millions
                                                        1994        1993
Medium-term notes having
maturities ranging from
June 14, 1995, to May 15, 2023,
and interest rates ranging
from a floating LIBOR plus
 .55% to a fixed 8.35%
(face amount $90,250,000)                             $ 79.7      $ 89.6

9 3/4% notes due March 1, 2001
(face amount $100,000,000)                              99.7        99.7

6% industrial development
revenue bonds, payable
$400,000 in 1998 and $900,000
annually in 1999 to 2002                                 4.0         4.0

Hurth obligations due in periods
ranging from 1995 to 2000,
at an average rate of 9.5%                               9.9        11.5
                                                      $193.3      $204.8

Required payments on long-term debt are $12.1 million in 1995, $23.2 million in 1996, $1.9 million in 1997, $12.3 million in 1998,
$2.8 million in 1999, and $153.1 million thereafter.

In the second quarter of 1993, the Company issued approximately $90 million of medium-term notes under a $150 million shelf registration statement. These include $50 million of 30-year notes at an average rate of approximately 8.20%. The remaining notes have maturities ranging from June 14, 1995, to July 1, 1998, at rates ranging from a floating LIBOR plus .55% to a fixed 6.25%.

On April 6, 1994, the Company entered into a $100 million Master Credit Agreement with nine banks. The new Agreement has a term of three years and replaces a previous agreement of $66.2 million. The Agreement carries restrictions on minimum net worth and debt-to-capitalization ratios. At December 31, 1994 and 1993, there were no amounts outstanding under the respective credit facilities and the Company was in compliance with the facility requirements. On February 21, 1995, the Company extended the term of this Agreement to April 6, 1998, and increased the amount available thereunder to $200 million through February 20, 1996, at which time it will revert to $100 million.

At December 31, worldwide short-term bank lines of credit, subject to cancellation upon notice by the bank or the Company, were:

                                                  Amounts in millions
                                              1994       1993       1992

Lines of credit                              $56.2      $46.2      $44.3
Unused lines of credit                        44.3       23.7       31.1
Maximum borrowings
  during year                                 26.7       22.5       42.7
Average borrowings                            16.0       18.2       27.0
Average rate on foreign
  borrowings outstanding
  at December 31                              5.9%       8.2%       9.6%
Daily weighted average
  interest rate                               7.4%      11.2%      10.8%

CAPITAL STOCK

The Company has authorization for 40,000,000 shares of $7.50 par value Common Stock. There were 17,400,975 shares and 17,401,903 shares outstanding at December 31, 1994 and 1993, respectively. These shares include 2,053,996 shares held in the LESOP trust. Shares held as treasury stock were 1,793,709 shares and 1,792,431 shares at the respective year-ends. The Company also has authorization for 3,000,000 shares of $1.00 par value Preferred Stock, none of which have been issued.

In 1987, the Board of Directors adopted a Rights Plan, which was amended in 1990 and will expire in 1997. The Rights Plan may become operative in the event that certain change of control conditions occur.

STOCK OPTIONS

Following is a summary of the changes in options under the 1975 and 1985 stock option plans for each of the last three years:

                                               1994      1993      1992
Outstanding at
January 1, at
an average price per
share of $18.57,
$20.08, and $25.05,
respectively                                172,151   306,030   114,662

Options granted
at an average price
per share of
$18.50 in 1992                                   -       -      219,581

Canceled or lapsed                             (500)  (40,002)  (28,213)

Exercise of
previously granted
options at an
average grant price
per share of
$18.58 and $19.71,
respectively                                (59,632)  (29,278)     -

Exercise of
options with
appreciation rights                        (104,281)  (64,599)     -

Outstanding at
December 31, at an
average price per
share of $18.50,
$18.57, and $20.08,
respectively                                  7,738   172,151   306,030

In addition to the above options, there were performance units outstanding at December 31 of 259,951 in 1994, 492,840 in 1993, and 568,776 in 1992, which had average exercise prices of $20.57, $19.58, and $21.88 in the respective years. These performance units are equivalent to free-standing stock appreciation rights. When the performance units are surrendered, the grantee receives a cash payment for each unit surrendered, equal to the amount by which the price of Clark stock on the date of surrender exceeds the exercise price. The accrued liability of the options with stock appreciation rights and the performance units at December 31 was $6.7 million in 1994, $11.9 million in 1993, and less than $0.1 million in 1992. The related expense was $11.1 million, $15.5 million, and less than $0.1 million in each of the respective years.

On May 10, 1994, the stockholders of the Company approved the 1994 Long-Term Incentive Plan (LTIP), which provides for certain stock-based compensation plans, including stock options and stock appreciation rights. The stockholders authorized 850,000 shares for issuance under the LTIP. As of December 31, 1994, no options have been granted under the LTIP.

PENSION COSTS

The Company has non-contributory defined benefit pension plans covering certain of its U.S. employees and certain employees and retirees of previously owned businesses. The plans covering salaried employees provide benefits based upon years of service and final average compensation. The plans covering hourly employees provide monthly benefits based upon a flat rate and years of service.

Assets of the U.S. plans are invested primarily in U.S. government and agency bonds, equities, fixed income securities, and insurance contracts. The Company's funding policy for its qualified plans generally is to contribute no less than the minimum amount required by law and no more than the maximum amount that can be deducted for federal income tax purposes.

Some of the Company's foreign subsidiaries also have defined benefit pension arrangements. These plans are not required to report to governmental agencies pursuant to ERISA, and do not otherwise determine the actuarial value of accumulated benefits or net assets available for benefits.

Consolidated worldwide 1994 pension expense for defined benefit plans was $11.5 million, compared with $9.2 million in 1993 and
$6.8 million in 1992. The components of pension expense for each of these years is as follows:
                                                   Amounts in millions
                                                 1994     1993     1992

Current service cost                            $ 3.6    $ 2.9    $ 3.1

Interest cost                                    25.6     25.2     24.9

Return anticipated on
plan assets for the year
(actual $2.8 million,
$70.9 million, and
$10.4 million for the
respective years)                               (23.8)   (22.7)   (23.6)

Other components of
pension expense, net                              4.8      2.7      1.4

U.S. pension expense                             10.2      8.1      5.8
Non-U.S. pension expense                          1.3      1.1      1.0
                                                $11.5    $ 9.2    $ 6.8

The following tables reconcile the funded status of the Company's
U.S. pension plans and the amounts recognized on the Company's
Balance Sheet:
                                                      Amounts in millions

                                                      Assets  Accumulated
                                                      Exceed    Benefits
                                                   Accumulated   Exceed
December 31, 1994                                    Benefits    Assets
Accumulated benefit obligation, including
non-vested benefits of $11.3 million. . . . .        $ 81.5      $229.9

Projected benefit obligation. . . . . . . . .        $ 96.8      $232.4

Unrecognized past service cost. . . . . . . .            .7        (5.7)

Unrecognized net loss from past experience
  different from that assumed. . . . . . . . .        (16.5)      (34.6)

Unrecognized transition asset. . . . . . . . .          1.1          .3

Plan assets at fair value                            (121.2)     (178.9)

Adjustment required to recognize
minimum liability. . . . . . . . . . . . . .                       37.8

Accrued (prepaid) pension cost . . . . . . .         $(39.1)     $ 51.3

December 31, 1993
Accumulated benefit obligation, including
non-vested benefits of $13.5 million. . . . .        $ 90.9      $237.0

Projected benefit obligation. . . . . . . . .        $110.0      $237.0

Unrecognized past service cost. . . . . . . .           -          (1.2)

Unrecognized net loss from past experience
different from that assumed  . . . . . . . . .        (34.6)      (30.0)

Unrecognized transition asset  . . . . . . . .          1.4          .4

Plan assets at fair value . . . . . . . . . .        (111.5)     (194.8)

Adjustment required to recognize
     minimum liability . . . . . . . . . . . .                     30.8

Accrued (prepaid) pension cost . . . . . . . .       $(34.7)     $ 42.2

The discount rates used to determine the projected benefit obligation were 8.25% in 1994 and 7.25% in 1993. The rate of increase in future compensation for determining the projected benefit obligation was 5.4%. The expected rate of return on plan assets ranged from 8.25% to 8.5% in 1994 and from 8.75% to 8.85% in 1993.

Balance sheet liabilities for worldwide pensions totaled $21.1 million and $14.9 million at December 31, 1994 and 1993, respectively. Of these figures, U.S. plans accounted for $12.2 million and $7.5 million in 1994 and 1993, respectively, while foreign plans accounted for $8.9 million and $7.4 million in 1994 and 1993, respectively.

The Company also has certain defined contribution plans in the United States and Italy. Expense relating to these plans totaled
$4.4 million, $2.9 million, and $4.0 million in 1994, 1993, and 1992, respectively.

POSTRETIREMENT HEALTH CARE AND LIFE
INSURANCE BENEFITS

The Company provides certain health care and life insurance benefits for retired employees, including certain retirees of previously owned businesses, including CAPCO. Substantially all of the Company's U.S. employees may become eligible for these benefits upon retirement. The coverage is provided on a non-contributory basis for most retirees who retired prior to August 1986, and on a contributory basis for post-August 1986 retirees and all active employees.

The Company does not fund its postretirement benefit plans. The following table presents a reconciliation of the Accumulated Postretirement Benefit Obligation (APBO) to the liability for such costs recognized on the Company's Balance Sheet as of December 31,
1994 and 1993:
                                                    Amounts in millions
                                                       1994        1993
Accumulated Postretirement
Benefit Obligation (APBO):
        Retirees                                     $229.8      $251.5

        Fully eligible active
        participants                                   15.4        12.8

Other active participants                              23.5        20.3

        Total APBO                                    268.7       284.6
Unrecognized past
service cost                                           10.3        11.6

Unrecognized loss from
changes in assumptions                                (16.0)      (43.4)

Accrued postretirement
benefit cost                                         $263.0      $252.8

Net periodic postretirement benefit expense for each of the three years ended December 31 was comprised of the following components:
                                                Amounts in millions
                                            1994       1993        1992

Service cost of benefit earned             $ 1.9      $ 1.3       $ 1.4
Interest cost on APBO                       21.0       21.5        21.2
Other                                                   (.6)        (.6)
Net periodic postretirement
benefit expense                            $22.9      $22.2       $22.0

In measuring the projected APBO for 1994, 1993, and 1992, medical inflation trend rates were initially assumed at 13%, 13%, and 13%, with such rates trending downward to 5%, 5%, and 5%, respectively, by 2000. The weighted average discount rates used in each year were 8.5%, 7.5%, and 8.25%. If the health care cost trend rate were to be increased by 1%, the APBO as of December 31, 1994, would increase by approximately $24.9 million, and the net periodic postretirement expense would increase by approximately $2.3 million.

LEVERAGED EMPLOYEE STOCK OWNERSHIP PLAN

The Company has a Leveraged Employee Stock Ownership Plan (LESOP) for eligible U.S. employees. The Company loaned the LESOP $85 million, which the LESOP used to purchase 2,741,936 shares of Clark Common Stock from the Company. Clark has agreed to make future contributions to the LESOP to service this debt. The related obligation offsets the note due from the LESOP in Clark's Balance Sheet.

The Clark Common Stock purchased with the loan proceeds is held by the LESOP trustee as collateral for the loan owed to Clark. Each year, the Company makes contributions to the LESOP which in turn are used to make loan principal and interest payments. With each principal and interest payment, the LESOP allocates a portion of the Common Stock to participating employees. As of December 31, 1994 and 1993, there were 1,905,212 and 1,730,551 shares, respectively, allocated to participants.

The LESOP is designed to fund the Company's contributions to the Clark Savings and Investment Plan and the Clark Retirement Program for Salaried Employees. Currently, the Plan is only being used to fund the salaried retirement program.

The benefits of the LESOP are integrated with those of the Clark Retirement Program for Salaried Employees, a defined benefit pension plan. Benefits accrued by each participant under the pension plan after 1984 are offset by the value (converted to a pension equivalent basis) of his or her account in the LESOP, so that the LESOP satisfies part or all of the benefit obligation and reduces the funding requirements of the pension plan. In the event that a participant's LESOP account exceeds the pension benefit after 1984, the participant is entitled to the full LESOP benefit.

The outstanding balance of the loan from Clark to the LESOP is repayable in semi-annual installments of $2.6 million, with the aggregate amount then remaining unpaid to be paid on July 1, 2001. Interest is payable quarterly at a rate equal to LIBOR plus .25% for the period October 1, 1992, through final maturity. The outstanding balance under the loan as of December 31, 1994, was $35.2 million.

At the time the LESOP was established, the value of shares purchased was established as an offset to Clark's equity. This offset is reduced as shares are allocated to participants in conjunction with Clark's annual contributions to the LESOP.

CONTINGENCIES

Environmental

The Company is involved in environmental clean-up activities or litigation in connection with eight former waste disposal sites and four former plant locations. The Company also is involved in an environmental clean-up action at one current location. Additionally, the Company is a defendant in a lawsuit filed by the United States Environmental Protection Agency (EPA) that seeks civil penalties for alleged violations of the Clean Water Act, arising out of the discharge of certain metal finishing wastewaters generated at a current plant operating site.

At each of the eight waste disposal sites, Clark contracted with independent waste disposal operators to properly handle the disposal of its waste. The EPA also has identified other parties responsible for clean-up costs at the waste disposal sites. The Company has and will continue to accrue for these costs when the liability can be reasonably estimated. As of December 31, 1994 and 1993, the Company had reserves of approximately $16.0 million and $16.4 million, respectively, for potential future environmental clean-up costs. The environmental reserves represent Clark's current estimate of its liability for environmental clean-up costs and are not reduced by any possible recoveries from insurance companies. The Company's estimate of its liability is based upon:
1) the estimated costs of investigating and remediating the environmental contamination at each site and 2) the Company's estimated share of the liability at the site. Estimated costs of remediation can change as the site investigation and remediation progresses and additional information becomes available. Further, these estimated costs can change if the selected remedial action at a site is not effective and additional work is required. In addition, the development of new remediation technologies could impact these costs.

In estimating its share of the potential liability at a site, the Company takes into account the contributions to the clean-up costs that will be paid by other potentially responsible parties. The Company's share of the potential liability could therefore change if other potentially responsible parties become financially insolvent or dispute their liability. As a result of the possibility of changes in remedial cost estimates and in the Company's share of liability, the Company continually monitors the adequacy of its reserves and makes adjustments as necessary. Based upon the information presently available to it, the Company does not believe that it will incur any material costs in excess of the amount of its reserves as a result of any such changes.

Although management cannot determine whether or not a material effect on future operations is reasonably likely to occur, it believes that the recorded reserve levels are appropriate estimates of its potential liability for environmental clean-up costs. Further, management believes that the additional maximum exposure level in excess of the recorded reserve level would not be material to the financial condition of the Company. Although settlement of the reserves will cause future cash outlays, it is not expected that such outlays will materially impact the Company's liquidity position. The Company's expenditures in 1994 and 1993 relating to environmental compliance and clean-up activities approximated $2.1 million and $2.6 million, respectively.

Sale of CMHC

The Company sold its forklift truck business, CMHC, to Terex in 1992. As part of the sale, Terex and CMHC assumed substantially all of the obligations of the Company relating to CMHC operations, including: 1) contingent liabilities of the Company with respect to floor plan and rental repurchase agreements, 2) certain guarantees of obligations of third parties, and 3) existing and future product liability claims involving CMHC products. In the event that Terex and CMHC fail to perform or are unable to discharge any of the assumed obligations, the Company could be required to discharge such obligations.

1) Repurchase Agreements

At the time of the sale, the Company had agreed with an independent finance company to repurchase approximately $220 million of CMHC dealer floor plan and rental inventory in the event of a default by individual dealers for whom the inventory was financed. Since the sale, dealer floor plan and rental inventory obligations have been liquidating in the normal course of business and stand at approximately $42 million at December 31, 1994. These obligations will continue to liquidate in an orderly fashion. The Company will not be required to perform these repurchase obligations unless the dealer defaults on the underlying obligations and Terex and CMHC default on their repurchase obligations. Should that occur, the collateral value securing the obligations should be sufficient to reduce any loss to an immaterial amount.

2) Third-Party Guarantees

The Company has guaranteed approximately $16 million of obligations of third parties relating to the CMHC operation. Approximately $10 million of these guarantees relate to national account rental arrangements with a number of large, creditworthy customers. Approximately $6 million relate to capital loans given by a finance company to independent CMHC dealers, which are secured by a lien on substantially all of the dealer's assets. These guaranteed obligations are expected to liquidate over time. The Company believes, based on past experience, that the national account customers and dealers, who are the primary obligors, will meet their obligations, resulting in immaterial losses to the Company regardless of whether CMHC and Terex are able to perform their obligations.

3) Product Liability Claims

CMHC had approximately $45 million of reserves relating to existing product liability claims at the time of the sale. Future accidents are likely to occur, which could result in increased product liability exposure over time. The Company could incur losses relating to these product liability claims if CMHC and Terex fail to perform their obligations. The impact of any such losses would be mitigated by available tax benefits and by insurance coverage that is available for catastrophic losses. Cash settlement of product liability claims are generally made over extended periods of time, thereby significantly reducing the impact on cash flow in any one year.

Uncertainty exists as to the ultimate effect on Clark if Terex and CMHC fail to perform these obligations and commitments. While the aggregate losses associated with these obligations could be material, the Company does not believe such an event would materially affect the Company's ability to meet its cash.

requirements.

In their latest report on the financial statements that were filed as a part of Terex's 10-K for 1992, Terex's independent accountants indicated that Terex's recurring losses, its capital deficiency, and its inability to borrow additional funds under a bank lending agreement raised doubts about Terex's ability to continue as a going concern. Terex has filed its report on Form 10-Q for the third quarter of 1994 which indicates that it has reported net income for the three and nine month periods ended September 30, 1994, of $1.0 million and $.2 million, respectively. This compares with losses of $15 million and $45 million for the three and nine month periods ended September 30, 1993. The third quarter and nine month 1994 results include $4.3 million and $29.1 million, respectively, of gains related to sales of non-strategic assets. According to this Form 10-Q, cost-reduction actions have been implemented during 1994 and additional asset sales are expected to be completed in the fourth quarter of 1994. In its 10-Q, Terex indicates that with its existing credit facilities and through its other financing and cash-generating activities, it expects to be able to meet its obligations on a timely basis.

Other

The Company is self-insured with respect to product liability risk, although insurance coverage is obtained for catastrophic losses. The Company has pending approximately 57 claims, with respect to which approximately 30 suits have been filed alleging damages for injuries or deaths arising from accidents involving products manufactured by the Company's continuing operations. In the aggregate, these claims could be material to the Company. At December 31, 1994 and 1993, the Company had reserves of approximately $19.1 and $16.6 million, respectively, related to product liability exposures for known claims and for claims anticipated to have been incurred that have not yet been reported. The reserves, which have been determined based upon actuarial calculations using historical claims experience, have been grossed up by expected recoveries from insurance companies of $5.7 million and $5.0 million, respectively.

The Company is involved in numerous other lawsuits arising out of the ordinary conduct of its business. These lawsuits pertain to various matters, including warranties, civil rights, and other issues. The ultimate results of these claims and proceedings at December 31, 1994, are subject to a high degree of estimation and cannot be determined with complete precision. However, in the opinion of management, either adequate provision for anticipated costs have been made through insurance coverage or accruals, or the ultimate costs will not materially affect the consolidated financial position of the Company.

The Company has given certain guarantees to third parties and has entered into certain repurchase arrangements relating to product distribution and product financing activities involving the Company's continuing operations. As of December 31, 1994, guarantees are approximately $25 million and repurchase arrangements relating to product financing by an independent finance company approximate $82 million. It is not practicable to determine the additional amount subject to repurchase solely under dealer distribution agreements.

Under the repurchase arrangements relating to product distribution and product financing activities, when dealer terminations do occur, a newly selected dealer generally acquires the assets of the prior dealer and assumes any related financial obligation. Accordingly, the risk of loss to Clark is minimal, and historically Clark has incurred only immaterial losses relating to these arrangements.
The Company enters into forward exchange contracts to protect margins on projected future sales denominated in foreign currencies. Settlement dates on executed contracts are generally not more than 18 months in advance of the original execution date.

At December 31, 1994, forward exchange contracts of approximately
$82 million were outstanding. Maximum risk of loss on these contracts is limited to the amount of the difference between the spot rate at the date of contract delivery and the contracted rate. The Company believes that future sales revenue will generate sufficient foreign currency to meet these commitments.

BUSINESS SEGMENT INFORMATION

The business conducted by the Company's continuing operations is the design, manufacture, and sale of skid-steer loaders, highway paving and construction equipment, and axles and transmissions for off-highway equipment. Sales to the U.S. government account for less than 1% of total sales.

The Company operates in one industry segment, that being "off-highway" products in the capital goods industry. Melroe produces skid-steer loaders, compact excavators, and a limited number of agricultural products. Blaw-Knox manufactures asphalt pavers. Clark-Hurth Components produces off-highway axles and transmissions used principally in construction, mining, and material handling applications.

Sales and operating profit reflect amounts sourced from the identified geographic areas.

Identifiable assets are those that are used in the Company's operations in each geographic area. Corporate assets are principally cash, short-term investments, equity investments, deferred tax assets, and fixed assets maintained for general corporate purposes.

Unallocated corporate and other expenses include certain continuing costs related to previously disposed businesses. These are principally "interest" costs related to discounted pension and retiree health care liabilities.

There was no single customer from which at least 10% of total revenue was derived during 1992-1994. In addition to the European sales reflected on page 33 that are manufactured and sourced from
European locations, Clark manufactures in the United States and exports to Europe and other foreign locations. These amounts are as follows:
                                                   Amounts in millions
                                                 1994      1993     1992

Canada                                         $ 31.5    $ 23.2   $ 19.2
Europe                                          125.1     108.1    136.2
South America                                    18.0      11.5      9.5
Asia/Pacific                                     27.3      17.2     13.7
                                               $201.9    $160.0   $178.6

GEOGRAPHIC SEGMENTS
Amounts in millions

                                Sales                Operating Profit         Identifiable Assets
                        1994     1993     1992     1994     1993     1992    1994     1993     1992
SOURCE:

North America         $763.3   $562.3   $501.4   $116.5    $64.9    $55.5  $436.7   $251.5   $228.7

Europe                 183.3    129.7    157.1     15.9      4.2      3.9   244.2    200.5    238.4

Transfers between areas:

  North America         26.5     16.3     15.0

  Europe                26.8     12.0     10.9

  Eliminations         (53.3)   (28.3)   (25.9)                             (10.6)    (7.9)    (6.8)

                       946.6    692.0    658.5    132.4     69.1     59.4   670.3    444.1    460.3

Unallocated corporate
and other                                         (20.3)   (21.9)   (18.1)  327.7    341.2    269.4

Interest expense                                  (20.0)   (21.4)   (23.5)

Continuing
     operations*      $946.6   $692.0   $658.5   $ 92.1    $25.8    $17.8   998.0    785.3    729.7
Discontinued
     operations                                                             195.9    218.0    229.0

Total                                                                    $1,193.9 $1,003.3   $958.7


*Pre-tax income and assets from continuing operations.

                                               33

CLARK EQUIPMENT COMPANY CHANGES IN STOCKHOLDERS' EQUITY
Amounts in millions, except share data
                                                      Retained                                                  Fair Market
                                          Capital in  Earnings     Value of            Cumulative               Value
                                 Capital  Excess of  (Accumulated  LESOP    Treasury   Translation  Pension     Adjustment-
                                 Stock    Par Value   Deficit)     Shares    Stock     Adjustment   Adjustment  CAPCO        Total
Balance, DECEMBER 31, 1991      $143.9    $179.0      $(20.9)      $(40.6)   $(52.0)   $41.5       $(13.4)      $  -         $237.5
  Net income                                            66.0                                                                   66.0
  LESOP shares allocated
    to employees                                                      4.9                                                       4.9
  Pension liability in excess of
    unrecognized prior service
    cost, net of tax-Clark                                                                            (.5)                      (.5)
  Pension liability in excess of
   unrecognized prior service
    cost, net of tax-VME.                                                                            (4.0)                     (4.0)
  Shares issued-treasury
    (39,647 shares)                                     (.2)                    1.1                                              .9
  Amortization of unearned
    restricted stock                           .2                                                                                .2
  Effect of exchange rates                                                             (52.4)                                 (52.4)

Balance, DECEMBER 31, 1992      143.9     179.2        44.9         (35.7)    (50.9)   (10.9)       (17.9)          -         252.6
  Net income                                           48.0                                                                    48.0
  LESOP shares allocated
    to employees                                                      4.4                                                       4.4
  Pension liability in excess of
    unrecognized prior service
    cost, net of tax-Clark                                                                           (6.8)                     (6.8)
  Pension liability in excess of
    unrecognized prior service
    cost, net of tax-VME                                                                             (6.3)                     (6.3)
  Shares issued-treasury
    (48,164 shares)                .1       .3          (.2)                    1.2                                             1.4
  Amortization of unearned
    restricted stock                        .1                                                                                   .1
  Effect of exchange rates                                                             (25.2)                                 (25.2)
Balance, DECEMBER 31, 1993      144.0    179.6         92.7         (31.3)    (49.7)   (36.1)       (31.0)          -         268.2
  Net income                                          161.9                                                                   161.9
  LESOP shares allocated
    to employees                                                      5.4                                                       5.4
  Pension liability in excess of
    unrecognized prior service
    cost, net of tax-Clark                                                                           (3.1)                     (3.1)
 Reclassification of
    pension liability in excess of
    unrecognized prior service
    cost, net of tax-VME                                                                             12.3                      12.3
  Shares issued-treasury
    (78,744 shares)                        .7                                   1.5                                             2.2
  Stock purchase
    plan awards                           (.2)                                                                                  (.2)
  LESOP forfeiture
    (80,022 shares)                                                            (5.3)                                           (5.3)
  Effect of exchange rates                                                               6.2                                    6.2
  Unrecognized gain on invest-
    ment available for sale                                                                                       4.6           4.6

Balance, DECEMBER 31,1994      $144.0  $180.1       $254.6         $(25.9)   $(53.5)  $(29.9)      $(21.8)     $  4.6        $452.2



                                                              34




SUBSEQUENT EVENTS

On February 3, 1995, the Company announced that it will make a tender offer to purchase for cash all of the outstanding shares of Club Car, Inc., a leading manufacturer of golf cars and light utility vehicles. The purchase price is expected to aggregate approximately $237 million,plus transaction costs. For the year ended September 30, 1994, Club Car reported sales of approximately $186 million, and at September 30, 1994, had tangible net worth of about $17 million. The Company expects to fund this acquisition with its available cash, through use of its revolving credit facility, and eventually through use of net proceeds from the sale of VME, which should amount to about $430 million after payment of taxes and costs of the transactions.

The Company also announced on February 3, 1995, that its Board of Directors has authorized the repurchase of as many as 3 million shares of its common stock. It is expected that proceeds from the VME sale will be partially used to fund this repurchase program.

REPORT OF INDEPENDENT ACCOUNTANTS
Price Waterhouse LLP


Stockholders and Board of Directors
Clark Equipment Company
South Bend, Indiana

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income and of cash flows present fairly, in all material respects, the financial position of Clark Equipment Company and its consolidated subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in the Notes to the Consolidated Financial Statements, effective January 1, 1992, the Company changed its method of accounting for income taxes and effective January 1, 1993, the Company's 50%-owned joint venture, VME Group, N.V., changed its methods of accounting for income taxes and postretirement health care and life insurance benefits.





/S/ Price Waterhouse LLP

Price Waterhouse LLP
South Bend, Indiana
March 6, 1995

                                INGERSOLL-RAND COMPANY
                               CLARK EQUIPMENT COMPANY
                    INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS


     On May 25, 1995, CEC Acquisition Corp. (CEC), a wholly-owned subsidiary of Ingersoll-Rand Company (I-R), acquired 16,553,617 shares of Clark Equipment Company (Clark), which together with shares already owned by I-R represented approximately 98.4% of the outstanding shares pursuant to an April 12, 1995 amended tender offer. On May 31, 1995, I-R completed the merger of CEC with Clark. Upon consummation of the merger, Clark became a wholly-owned subsidiary of I-R and the shareholders of Clark who did not tender their shares became entitled to receive $86 per share. The total purchase price for Clark was approximately $1.5 billion after taking into account amounts paid in respect of outstanding stock options and certain transaction expenses. Prior to I-R's acquisition of Clark, Clark was involved with three noteworthy transactions:

     (i) On March 13, 1995, Clark acquired approximately 99% of the outstanding shares of Club Car, Inc. (Club Car), pursuant to a tender offer initiated by Clark on February 8, 1995, for a cash price of $25 per share. The total purchase price for Club Car was $242.6 million, including transaction expenses.

     (ii)   On April 13, 1995, Clark sold its 50% interest in the VME Group N.V.
            (VME) joint venture to its joint venture partner, AB Volvo of Sweden (Volvo), for approximately $560 million. In addition, the agreement also required the payment by VME to Clark, prior to the closing, of a $13 million dividend and the repayment of a $35 million loan due Clark.

     (iii) On May 13, 1994, Clark purchased Blaw-Knox Construction Equipment Corporation (Blaw-Knox) for a cash price of approximately $145 million.

          For purposes of pro forma presentation, the Clark historical financial statements have been adjusted to reflect these transactions at the beginning of the respective periods.

          The $1,482.9 million purchase price for the common stock of Clark has been preliminarily allocated to tangible and identifiable intangible assets and liabilities of Clark based upon estimates of their respective values. These allocations will be subsequently adjusted based upon appraisals, valuations and other studies which will be conducted over the next several months; such values may differ substantially from those shown herein. Clark's $242.6 million acquisition of Club Car has been allocated on a similar basis.

          The pro forma combined financial statements should be read in conjunction with the I-R, Clark and Club Car historical financial statements. The pro forma information presented is for informational purposes only and it is not necessarily indicative of future earnings or financial position or of what the earnings and financial position would have been had I-R's acquisition of Clark and Clark's acquisitions of Blaw-Knox and Club Car and its disposition of VME been consummated at the beginning of the respective periods or as of the date for which such pro forma financial information is presented.



                                                        INGERSOLL-RAND COMPANY                                          Page 1 of 2
                                                       PRO FORMA BALANCE SHEET
                                                          DECEMBER 31, 1994
                                                       (In millions of dollars)

                                                                                                                            Total
                                                                  Clark               Clark            I-R                   I-R
                                                      Club    Pro forma Adj.           Pro        Pro forma Adj.             Pro
                                     I-R     Clark     Car   Debit     Credit         forma     Debit       Credit          forma
  ASSETS
  Current assets:
    Cash and cash equivalents   $  207.0  $  228.6  $ 10.6  $365.6 (4) $142.6 (1)  $  462.2  $  107.7 (9) $  556.5 (5+7) $  220.4
    Marketable securities            4.2       0.0     0.0     0.0        0.0           0.0       0.0          0.0            4.2
    Accounts and notes rec.        949.4     109.5    26.7     0.0        0.0         136.2       0.0          0.0        1,085.6
    Inventories                    679.3     123.7    20.6     0.7 (2)    0.0         145.0      33.6 (6)      0.0          857.9
    Prepaid expenses                43.7       8.9     2.1     0.0        0.0          11.0       0.0          0.0           54.7
    Deferred income taxes          119.2      24.4     0.0     0.0        0.0          24.4       3.5 (6)      0.0          147.1
     Current assets              2,002.8     495.1    60.0   366.3      142.6         778.8     144.8        556.5        2,369.9

  Investments in:
    Dresser-Rand                    90.7       0.0     0.0     0.0        0.0           0.0       0.0          0.0           90.7
    Partially-owned equity cos.    173.9      12.6     0.0     0.0        0.0          12.6       0.0          0.0          186.5
    Discont. operations-VME          0.0     195.9     0.0     0.0      195.9 (4)       0.0       0.0          0.0            0.0
    Club Car, Inc.                   0.0       0.0     0.0   242.6 (1)  242.6 (3)       0.0       0.0          0.0            0.0
    Clark Equipment Co.              0.0       0.0     0.0     0.0        0.0           0.0   1,482.9 (5)  1,482.9 (8)        0.0

  Net property, plant & equip.     959.3     181.1    20.2     7.4 (2)    0.0         208.7      47.2 (6)      0.0        1,215.2

  Intangible assets, net           124.5     167.3    38.3   181.4 (2)    0.0         387.0     772.7 (6)      0.0        1,284.2
  Deferred income taxes             74.5     100.4     0.0     0.0        0.0         100.4       0.0          8.7 (6)      166.2
  Other assets                     171.2      41.5     2.7     0.0        0.2 (2)      44.0       0.0         33.8 (6+7)    181.4
       Total assets             $3,596.9  $1,193.9  $121.2  $797.7     $581.3      $1,531.5  $2,447.6     $2,081.9       $5,494.1



                                                        INGERSOLL-RAND COMPANY                                          Page 2 of 2
                                                       PRO FORMA BALANCE SHEET
                                                          DECEMBER 31, 1994
                                                       (In millions of dollars)

                                                                                                                            Total
                                                                  Clark               Clark            I-R                   I-R
                                                      Club    Pro forma Adj.           Pro        Pro forma Adj.             Pro
                                     I-R     Clark     Car   Debit     Credit         forma     Debit       Credit          forma
  LIABILITIES AND EQUITY
  Current liabilities:
    Accounts payable & accruals $  883.8  $  178.3  $ 20.1  $  0.0     $  0.0      $  198.4  $   68.3 (7) $  126.5 (5+6) $1,140.4
    Loans payable                  117.2      24.1     5.6     0.0        0.0          29.7     500.0 (7)    500.0 (5)      146.9
    Customers' advances             16.9       0.0     0.0     0.0        0.0           0.0       0.0          0.0           16.9
    Income taxes                    22.1       2.3     0.0     0.0        0.3 (2)       2.6       0.0          0.0           24.7
     Current liabilities         1,040.0     204.7    25.7     0.0        0.3         230.7     568.3        626.5        1,328.9

  Long-term debt                   315.8     193.3    34.5   100.0 (4)  100.0 (1)     227.8       0.0        947.1 (5)    1,490.7
  Postemployment liabilities       518.3     241.8     0.0     0.0        0.0         241.8       0.0         54.0 (6)      814.1
  IDP minority interest            154.1       0.0     0.0     0.0        0.0           0.0       0.0          0.0          154.1
  Other liabilities                 37.3      94.0     4.9     0.0        0.0          98.9       7.7 (6)      0.0          128.5
  Deferred income taxes              0.0       8.0     0.0     0.0        2.5 (2)      10.5       0.0          0.0           10.5
     Total liabilities           2,065.5     741.8    65.1   100.0      102.8         809.7     576.0      1,627.6        3,926.8

  Shareowners' equity:
    Common stock                   218.3     144.0     0.1     0.1 (3)    0.0         144.0     144.0 (8)      0.0          218.3
    Capital in excess of par        42.4     180.1    64.4   250.9 (3)  186.5 (2)     180.1     915.3 (8)    799.7 (6+9)    106.9
    Retained earnings            1,403.7     254.6     3.4     3.4 (3)  269.7 (4)     524.3     524.3 (8)      0.0        1,403.7
                                 1,664.4     578.7    67.9   254.4      456.2         848.4   1,583.6        799.7        1,728.9
  Less - Treasury stock            (53.0)    (53.5)    0.0     0.0        0.0         (53.5)      0.0         96.7 (8+9)     (9.8)
       - LESOP                       0.0     (25.9)    0.0     0.0        0.0         (25.9)     45.9 (6)      0.0          (71.8)
       - Foreign currency and
         other equity adjs.        (80.0)    (47.2)  (11.8)    0.0       11.8 (3)     (47.2)      0.0         47.2 (8)      (80.0)
     Shareowners' equity         1,531.4     452.1    56.1   254.4      468.0         721.8   1,629.5        943.6        1,567.3
       Total liabilities
         and equity             $3,596.9  $1,193.9  $121.2  $354.4     $570.8      $1,531.5  $2,205.5     $2,571.2       $5,494.1


                                INGERSOLL-RAND COMPANY
                               CLARK EQUIPMENT COMPANY
                           NOTES TO PRO FORMA BALANCE SHEET
                                  DECEMBER 31, 1994

     NOTES:
     CLARK PRO FORMA ADJUSTMENTS

     (1) Reflects the acquisition of Club Car by Clark for $242.6 million, including transaction costs. To help finance such acquisition, Clark used $100 million of debt under its master credit agreement. This loan was later repaid with proceeds from the VME transaction referred to in the introduction to the pro forma financial statements.

     (2) Reflects the write-up of Club Car assets to fair market value, the related tax effects of the write-ups, and the allocation of the remaining purchase price to goodwill.

     (3)    Reflects the elimination entry by Clark for its investment in Club
            Car.

     (4) Reflects the net cash gain on the sale of Clark's equity interest in VME to Volvo and the repayment of debt issued by Clark in connection with its purchase of Club Car. The sale to Volvo was for approximately $560 million. In addition, immediately prior to the sale, VME paid Clark a cash dividend of $13 million and repaid a $35 million loan, plus accrued interest. This entry has been recorded net of the taxes related to the sale of Clark's equity interest in VME ($129.8 million) and net of the expenses incurred in connection with the sale ($12 million).

     I-R PRO FORMA ADJUSTMENTS

     (5)    Reflects I-R's investment in Clark.

     (6)    Reflects the following acquisition adjustments to:
            a)   Write-up inventory to fair market value ($33.6 million)
            b)   Write-up fixed assets to fair market value ($45.0 million)
            c) Write off tooling ($4.9 million) and to reclassify rental fleet ($7.1 million) to conform to I-R's policies
            d) Record the fair market value of patents, lists, etc. ($2.5 million)
            e) Record the acquisition related executive compensation, change in control, and stock option payments, etc., net of existing recorded liabilities ($55.4 million), Clark's transaction fees ($18.0 million), facility closing costs, principally for Clark's headquarters ($19.5 million), and other liabilities ($5.0 million)
            f) Record the unfunded liability for pension obligations ($54.0 million)
            g) Record the sale of the unallocated Clark shares in the Clark Leveraged Employee Stock Ownership Plan (LESOP) to I-R for $86 per share. These funds are assumed to be reinvested in I-R common stock. (See Note 9)
            h) Record the goodwill associated with the acquisition and the tax effects of the above I-R pro forma adjustments.

                                INGERSOLL-RAND COMPANY
                               CLARK EQUIPMENT COMPANY
                           NOTES TO PRO FORMA BALANCE SHEET
                                  DECEMBER 31, 1994
                                     (Continued)



     (7) Reflects the payment of obligations under executive compensation agreements and the repayment of $500 million of the debt incurred by I-R in connection with the acquisition, from the excess cash in both companies.

     (8)    Reflects the elimination entry by I-R for its investment in Clark.

     (9) Records the assumed sale of 2,993,129 of I-R treasury stock to the LESOP at an assumed price of $36 per share, for total proceeds to I-R of $107.7 million. In addition, 1,993,513 of these shares (or $71.8 million) remain as unallocated shares within the LESOP and accordingly, are reflected as a reduction of I-R's equity in the pro forma balance sheet.


                                                          INGERSOLL-RAND COMPANY
                                                        PRO FORMA INCOME STATEMENT
                                                   FOR THE YEAR ENDED DECEMBER 31, 1994
                                                (In millions of dollars except share data)

                                                                                                                              Total
                                                 (*)     (**)        Clark                Clark             I-R                I-R
                                                Blaw-    Club    Pro forma Adj.            Pro         Pro forma Adj.          Pro
                                  I-R   Clark    Knox     Car   Debit      Credit         forma      Debit      Credit        forma

  Net sales                  $4,507.5  $946.6   $43.6  $191.8   $ 0.0        $0.0      $1,182.0     $  0.0       $ 0.0     $5,689.5
  Cost of goods sold          3,377.0   747.5    33.7   141.2     5.5 (1)     0.0         927.9       30.3 (6)     0.0      4,335.2

  Administrative, selling
    and service engineering
    expenses                    753.4   107.7     2.4    30.0     0.0         0.0         140.1        0.0         0.0        893.5

  Operating income              377.1    91.4     7.5    20.6     5.5         0.0         114.0       30.3         0.0        460.8

  Interest expense              (43.8)  (20.0)   (1.5)   (3.2)    4.5 (2)     0.0         (29.2)      66.5 (7)     0.0       (139.5)
  Other income (expense), net   (14.8)   20.7    (1.2)    0.0     4.6 (3)     0.0          14.9        9.0 (8)     0.0         (8.9)
  Dresser-Rand income            24.6     0.0     0.0     0.0     0.0         0.0           0.0        0.0         0.0         24.6
  IDP minority interest         (13.2)    0.0     0.0     0.0     0.0         0.0           0.0        0.0         0.0        (13.2)

  Earnings before taxes         329.9    92.1     4.8    17.4    14.6         0.0          99.7      105.8         0.0        323.8

  Provision for income taxes    118.8    29.3     2.8     7.0     0.0         2.6 (4)      36.5        0.0        30.3 (9)    125.0

  Earnings from continuing
    operations               $  211.1  $ 62.8   $ 2.0  $ 10.4   $14.6        $2.6      $   63.2     $105.8       $30.3     $  198.8

  Earnings per common
    share from continuing
    operations                  $2.00                                                                                         $1.87

  Average number of
    common shares
    outstanding (10)      105,458,116                                                                                   106,457,732

  (*)    Represents the Blaw-Knox pro forma income statement for the period January 1, 1994 through May 12, 1994, which was prior to the acquisition by Clark.

  (**)   Represents the Club Car 1994 income statement.

                                                                    42





                                INGERSOLL-RAND COMPANY
                               CLARK EQUIPMENT COMPANY
                         NOTES TO PRO FORMA INCOME STATEMENT
                                  DECEMBER 31, 1994


     NOTES:
     CLARK PRO FORMA ADJUSTMENTS

     (1) Reflects the additional depreciation on the write-up of Club Car's fixed assets by Clark ($1.1 million) and the amortization of the acquisition goodwill by Clark, based on the straight line method, over 40 years ($4.4 million).

     (2) Reflects the interest expense on the borrowings used by Clark to acquire Club Car.

     (3) Reflects the lost interest income on the cash used by Clark in their acquisition of Club Car.

     (4)    Reflects the tax effects of Clark's pro forma acquisition entries.

     (5) Earnings of VME were recorded as discontinued operations in Clark's 1994 income statement, and therefore have been excluded in the pro forma income statement, which only presents pro forma earnings from continuing operations.

     I-R PRO FORMA ADJUSTMENTS

     (6)    Reflects I-R's pro forma acquisition adjustments, as follows:
            a) Additional depreciation for the write-up to fair market value of Clark's fixed assets, plus the additional depreciation required to change Clark's depreciation method from straight line to accelerated to be consistent with I-R's method ($10.7 million).
            b) Amortization of the acquired intangible assets (patents, lists, etc.) on straight line bases, over an 8 year life.
            c) Amortization of the goodwill created by the acquisition, computed on a straight line basis over a 40 year life.

     (7) Reflects the interest expense on the acquisition debt incurred by I-R for the Clark acquisition at an assumed floating rate of interest of approximately 7.0% per annum, on an outstanding principal of approximately $950 million.

     (8) Reflects the lost interest income on funds used by I-R for the Clark acquisition.

     (9) Reflects the anticipated net tax benefits associated with the above I-R pro forma adjustments.

     (10) Shares used to compute pro forma earnings per share reflect the assumed sale of 2,993,129 I-R treasury shares to the former Clark LESOP of which 999,616 shares are assumed to be allocated to participants.

                                                        INGERSOLL-RAND COMPANY                                          Page 1 of 2
                                                       PRO FORMA BALANCE SHEET
                                                            MARCH 31, 1995
                                                       (In millions of dollars)

                                                                                                                          Total
                                                             Clark               Clark             I-R                     I-R
                                                         Pro forma Adj.           Pro         Pro forma Adj.               Pro
                                     I-R      Clark    Debit      Credit         forma      Debit        Credit           forma
  ASSETS
  Current assets:
    Cash and cash equivalents   $  245.2   $   47.0   $365.6 (1)  $  0.0      $  412.6   $  107.7 (6)  $  556.5 (2+4)  $  209.0
    Marketable securities            4.5        0.0      0.0         0.0           0.0        0.0           0.0             4.5
    Accounts and notes rec.        986.0      188.5      0.0         0.0         188.5        0.0           0.0         1,174.5
    Inventories                    755.8      169.9      0.0         0.0         169.9       33.6 (3)       0.0           959.3
    Prepaid expenses                49.9       12.5      0.0         0.0          12.5        0.0           0.0            62.4
    Deferred income taxes          119.2       27.4      0.0         0.0          27.4        2.1 (3)       0.0           148.7
     Current assets              2,160.6      445.3    365.6         0.0         810.9      143.4         556.5         2,558.4

  Investments in:
    Dresser-Rand                    75.1        0.0      0.0         0.0           0.0        0.0           0.0            75.1
    Partially-owned equity cos.    193.8        9.0      0.0         0.0           9.0        0.0           0.0           202.8
    Discont. operations-VME          0.0      216.3      0.0       216.3 (1)       0.0        0.0           0.0             0.0
    Club Car, Inc.                   0.0        0.0      0.0         0.0           0.0        0.0           0.0             0.0
    Clark Equipment Co.              0.0        0.0      0.0         0.0           0.0    1,482.9 (2)   1,482.9 (5)         0.0

  Net property plant & equip.      980.6      212.3      0.0         0.0         212.3       47.2 (3)       0.0         1,240.1

  Intangible assets, net           130.4      379.1      0.0         0.0         379.1      773.1 (3)       0.0         1,282.6
  Deferred income taxes             72.6       96.9      0.0         0.0          96.9        0.0           8.8 (3)       160.7
  Other assets                     185.5       50.5      0.0         0.0          50.5        0.0          33.9 (3+4)     202.1
       Total assets             $3,798.6   $1,409.4   $365.6      $216.3      $1,558.7   $2,446.6      $2,082.1        $5,721.8



                                                        INGERSOLL-RAND COMPANY                                          Page 2 of 2
                                                       PRO FORMA BALANCE SHEET
                                                            MARCH 31, 1995
                                                       (In millions of dollars)

                                                                                                                          Total
                                                             Clark               Clark             I-R                     I-R
                                                         Pro forma Adj.           Pro         Pro forma Adj.               Pro
                                     I-R      Clark    Debit      Credit         forma      Debit        Credit           forma
  LIABILITIES AND EQUITY
  Current liabilities:
    Accounts payable & accruals $  893.8   $  235.7   $  0.0      $  0.0      $  235.7   $   68.3 (4)  $  122.3 (2+3)  $1,183.5
    Loans payable                  214.4      115.8      0.0         0.0         115.8      500.0 (4)     500.0 (2)       330.2
    Customers' advances             16.2        0.0      0.0         0.0           0.0        0.0           0.0            16.2
    Income taxes                    20.8        8.6      0.0         0.0           8.6        0.0           0.0            29.4
     Current liabilities         1,145.2      360.1      0.0         0.0         360.1      568.3         622.3         1,559.3

  Long-term debt                   318.2      225.5    100.0 (1)     0.0         125.5        0.0         947.1 (2)     1,390.8
  Postemployment liabilities       519.3      244.9      0.0         0.0         244.9        0.0          54.0 (3)       818.2
  IDP minority interest            159.6        0.0      0.0         0.0           0.0        0.0           0.0           159.6
  Other liabilities                 51.6      102.1      0.0         0.0         102.1        7.9 (3)       0.0           145.8
  Deferred income taxes              0.0        7.5      0.0         0.0           7.5        0.0           0.0             7.5
     Total liabilities           2,193.9      940.1    100.0         0.0         840.1      576.2       1,623.4         4,081.2

  Shareowners' equity:
    Common stock                   218.5      144.0      0.0         0.0         144.0      144.0 (5)       0.0           218.5
    Capital in excess of par        45.2      180.2      0.0         0.0         180.2      918.6 (5)     802.9 (3+6)     109.7
    Retained earnings            1,430.4      295.0      0.0       249.3 (1)     544.3      544.3 (5)       0.0         1,430.4
                                 1,694.1      619.2      0.0       249.3         868.5    1,606.9         802.9         1,758.6
  Less - Treasury stock            (53.0)     (69.8)     0.0         0.0         (69.8)       0.0         113.0 (5+6)      (9.8)
       - LESOP                       0.0      (25.9)     0.0         0.0         (25.9)      45.9 (3)       0.0           (71.8)
       - Foreign currency and
         other equity adjs.        (36.4)     (54.2)     0.0         0.0         (54.2)       0.0          54.2 (5)       (36.4)
     Shareowners' equity         1,604.7      469.3      0.0       249.3         718.6    1,652.8         970.1         1,640.6
       Total liabilities and
         and equity             $3,798.6   $1,409.4   $100.0      $249.3      $1,558.7   $2,229.0      $2,593.5        $5,721.8


                                INGERSOLL-RAND COMPANY
                               CLARK EQUIPMENT COMPANY
                           NOTES TO PRO FORMA BALANCE SHEET
                                    MARCH 31, 1995


     NOTES:
     CLARK PRO FORMA ADJUSTMENTS

     (1) Reflects the net cash gain on the sale of Clark's equity interest in VME to Volvo and the repayment of debt issued by Clark in connection with its purchase of Club Car. The sale to Volvo was for approximately $560 million. In addition, immediately prior to the sale, VME paid Clark a cash dividend of $13 million and repaid a $35 million loan, plus accrued interest. This entry has been recorded net of the taxes related to the sale of Clark's equity interest in VME ($129.8 million) and net of the expenses incurred in connection with the sale ($12 million).

     I-R PRO FORMA ADJUSTMENTS

     (2)  Reflects I-R's investment in Clark.

     (3)  Reflects the following acquisition adjustments to:
            a)   Write-up inventory to fair market value ($33.6 million)
            b)   Write-up fixed assets to fair market value ($45.0 million)
            c) Write off tooling ($4.9 million) and to reclassify rental fleet ($7.1 million) to conform to I-R's policies
            d) Record the fair market value of patents, lists, etc. ($2.5 million)
            e) Record the acquisition related executive compensation, change in control, and stock option payments, etc., net of existing recorded liabilities ($51.0 million), Clark's transaction fees ($18.0 million), facility closing costs, principally for Clark's headquarters ($19.5 million), and other liabilities ($5.0 million)
            f) Record the unfunded liability for pension obligations ($54.0 million)
            g) Record the sale of the unallocated Clark shares in the Clark LESOP to I-R for $86 per share. These funds are assumed to be reinvested in I-R common stock. (See Note 6)
            h) Record the goodwill associated with the acquisition and the tax effects of the above I-R pro forma adjustments.

     (4) Reflects the payment of obligations under executive compensation agreements and the repayment of $500 million of the debt incurred by I-R in connection with the acquisition, from the excess cash in both companies.

     (5)    Reflects the elimination entry by I-R for its investment in Clark.

     (6) Records the assumed sale of 2,993,129 of I-R treasury stock to the LESOP at an assumed price of $36 per share, for total proceeds to I-R of $107.7 million. In addition, 1,993,513 of these shares (or $71.8 million) remain as unallocated shares within the LESOP and accordingly, are reflected as a reduction of I-R's equity in the pro forma balance sheet.


                                                          INGERSOLL-RAND COMPANY
                                                        PRO FORMA INCOME STATEMENT
                                                 FOR THE THREE MONTHS ENDED MARCH 31, 1995
                                                (In millions of dollars except share data)

                                                                                                                          Total
                                                   (*)           Clark               Clark            I-R                  I-R
                                                   Club      Pro forma Adj.           Pro        Pro forma Adj.            Pro
                                  I-R   Clark       Car    Debit       Credit        forma     Debit       Credit         forma

  Net sales                  $1,185.6   $313.1    $48.8     $0.0         $0.0       $361.9     $ 0.0         $0.0      $1,547.5
  Cost of goods sold            893.1    246.7     37.4      1.2 (1)      0.0        285.3       7.6 (6)      0.0       1,186.0

  Administrative, selling
    and service engineering
    expenses                    203.3     35.1      5.5      0.0          0.0         40.6       0.0          0.0         243.9

  Operating income               89.2     31.3      5.9      1.2          0.0         36.0       7.6          0.0         117.6

  Interest expense               (9.0)    (5.4)    (0.6)     0.9 (2)      0.0         (6.9)     16.8 (7)      0.0         (32.7)
  Other income (expense), net    (6.0)     4.5      0.0      1.0 (3)      0.0          3.5       0.8 (8)      0.0          (3.3)
  Dresser-Rand income             0.3      0.0      0.0      0.0          0.0          0.0       0.0          0.0           0.3
  IDP minority interest          (2.2)     0.0      0.0      0.0          0.0          0.0       0.0          0.0          (2.2)

  Earnings before taxes          72.3     30.4      5.3      3.1          0.0         32.6      25.2          0.0          79.7

  Provision for income taxes     26.0     10.3      2.1      0.0          0.5 (4)     11.9       0.0          7.2 (9)      30.7

  Earnings from continuing
    operations               $   46.3   $ 20.1    $ 3.2     $3.1         $0.5       $ 20.7     $25.2         $7.2      $   49.0

  Earnings per common
    share from continuing
    operations                  $0.44                                                                                     $0.46

  Average number of
    common shares
    outstanding (10)       105,566,461                                                                               106,566,077

  (*)  Represents the Club Car income statement for the period January 1, 1995 through March 12, 1995, which was prior to the acquisition by Clark.

                                INGERSOLL-RAND COMPANY
                               CLARK EQUIPMENT COMPANY
                  NOTES TO PRO FORMA FIRST QUARTER INCOME STATEMENT
                                    MARCH 31, 1995


     NOTES:
     CLARK PRO FORMA ADJUSTMENTS

     (1) Reflects the additional depreciation on the write-up of Club Car's fixed assets by Clark and the amortization of the acquisition goodwill by Clark, based on the straight line method, over 40 years for the first 10 weeks of 1995.

     (2) Reflects the interest expense on the borrowings used by Clark to acquire Club Car for the first 10 weeks of 1995.

     (3) Reflects the lost interest income on the cash used by Clark in their acquisition of Club Car for the first 10 weeks of 1995.

     (4) Reflects the tax effects of Clark's pro forma acquisition entries for the first 10 weeks of 1995.

     (5) Earnings of VME were recorded as discontinued operations in Clark's first quarter income statement, and therefore have been excluded in the pro forma income statement, which only presents pro forma earnings from continuing operations.

     I-R PRO FORMA ADJUSTMENTS

     (6) Reflects I-R's pro forma acquisition adjustments, for the first quarter of 1995, as follows:
            a) Additional depreciation for the write-up to fair market value of Clark's fixed assets, plus the additional depreciation required to change Clark's depreciation method from straight line to accelerated to be consistent with I-R's method ($2.7 million).
            b) Amortization of the acquired intangible assets (patents, lists, etc.) on straight line bases, over an 8 year life.
            c) Amortization of the goodwill created by the acquisition, computed on a straight line basis over a 40 year life.

     (7) Reflects the interest expense on the acquisition debt incurred by I-R for the Clark acquisition for the first quarter of 1995 at an assumed floating rate of interest of approximately 7.0% per annum.

     (8) Reflects the lost interest income on the funds used by I-R for the Clark acquisition.

     (9) Reflects the anticipated net tax benefits associated with the above I-R pro forma adjustments for the first quarter of 1995.

     (10) Shares used to compute pro forma earnings per share reflect the assumed sale of 2,993,129 I-R treasury shares to the former Clark LESOP of which 999,616 shares are assumed to be allocated to participants.

                                INGERSOLL-RAND COMPANY
                                  INDEX TO EXHIBITS


     Description                                                     Page

     (2)(a)  Agreement and Plan of Merger, dated as of April 9, 1995, by and among Ingersoll-Rand Company, CEC Acquisition
             Corp. and Clark Equipment Company (Incorporated by
             reference from Amendment No. 2 to Schedule 14D-1
             with respect to the tender offer by CEC Acquisition
             Corp., a wholly-owned subsidiary of Ingersoll-Rand
             Company, for shares of Clark Equipment Company.)           --

        (b)  Schedule 14D-1, dated April 3, 1995, with respect to
             the tender offer by CEC Acquisition Corp., a wholly
             owned subsidiary of Ingersoll-Rand Company, for shares
             of Clark Equipment Company, together with all exhibits
             and amendments thereto.  (Incorporated herein by
             reference.)                                                --


     (12)    Computations of Ratios of Earnings to Fixed Charges        51


     (23)    Consent of Price Waterhouse LLP                            52

                                INGERSOLL-RAND COMPANY

                                      SIGNATURES



        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       INGERSOLL-RAND COMPANY
                                            (Registrant)






        Date    June 5, 1995            /S/ T.F. McBride
                                       T.F. McBride, Senior Vice
                                       President & Chief Financial Officer

                                       Principal Financial Officer



        Date    June 5, 1995            /S/ R.A. Spohn
                                       R.A. Spohn, Controller -
                                       Accounting and Reporting

                                       Principal Accounting Officer